Exhibit 99.1
07 February, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --07/02/08 -- Kodiak Energy, Inc.
(OTCBB: KDKN.OB) and (TSXV:KDK) ("Kodiak" or the "Corporation") is pleased to announce that it has received on February 1/2008, all the required permits for the 2008 Winter Seismic Program  on EL 413 "Little Chicago".

Work has commenced immediately and crews and equipment have been mobilized.  The project is expected to be completed March 31, 2008.  At which time the data will be sent for analysis and processing.

This exploration licence comprises 200,000 acres in the North West Territories of which Kodiak has majority working interest at 56.25% and is operator. Work continues to define the drilling program with the partners on the licence.

Kodiak completed a successful 84 km seismic acquisition program on these properties in the winter of 2006 - 2007.

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com